Exhibit 99.3

Amplify Energy Corp.

Management Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Amplify Energy Corp., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [___], 2017 (the “Date of Grant”)1.

RECITALS

WHEREAS, the Company has adopted the Amplify Energy Corp. Management Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant [●][2] Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.	Vesting of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)	General. Except as otherwise provided in this Section 2, the Restricted Stock Units shall vest according to the following schedule, subject to the Participant’s continued Service through each applicable vesting date:

Vesting Date	Cumulative Vested Percentage

First anniversary of Date of Grant	33 1/3%
Second anniversary of Date of Grant	66 2/3%
Third anniversary of Date of Grant	100%

1 To be granted as of the Effective Date.

2 50% of the Participant’s Emergence Awards.

(b)	Termination without Cause; Resignation for Good Reason; Disability; Death. If the Participant’s Service is terminated by the Company without Cause, or due to death or Disability, or the Participant resigns from Service for Good Reason, all unvested Restricted Stock Units shall fully vest upon such termination or resignation date.

For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in the Participant’s base compensation (base salary and target bonus) in effect immediately prior to such reduction, (ii) a required relocation of more than fifty (50) miles from the Participant’s principal office with the Company, its affiliates or its successor; or (iii) a material diminution in the Participant’s title, authority or duties.

(c)	Forfeiture. Any unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (other than as set forth in Section 2(b)).

3.	Dividend Equivalent Rights. Each Restricted Stock Unit is granted together with dividend equivalent rights, which dividend equivalent rights will be accumulated and deemed reinvested in additional Restricted Stock Units, which will be subject to the same vesting and forfeiture provisions as the Restricted Stock Units granted pursuant to Section 2. Any payments made pursuant to dividend equivalent rights will be paid on the date of settlement as set forth in Section 4 below.

4.	Payment

(a)	Settlement. Promptly following the vesting date of the Restricted Stock Units (but no later than 30 days following such vesting date), the Company shall deliver to the Participant (or the Participant’s legal representatives of the estate of the Participant) a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that vested as of such date. No fractional shares of Common Stock shall be delivered; the Company shall pay cash in respect of any fractional shares of Common Stock. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares of Common Stock to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(b)	Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any shares of Common Stock deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”). If the Restricted Stock Units are settled in shares of Common Stock, all or a portion of the applicable Withheld Taxes may, except as otherwise determined by the Committee at such time, be paid by reducing the number of shares of Common Stock otherwise deliverable upon such settlement by the number of shares of Common Stock having an aggregate Fair Market Value equal to the applicable Withheld Taxes (or a portion thereof).

5.	Adjustment of Shares of Common Stock. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Restricted Stock Units may be adjusted in accordance with Section 4.4 of the Plan.

6.	Put Rights

(a)	Put Right. In the event that the Common Stock is not traded on any national securities exchange (which for the avoidance of doubt, does not include an “over-the-counter” system or network) at the time the Restricted Stock Units are settled, subject to any applicable restrictions under the RBL Credit Facility, the Participant shall have the right, upon the Participant’s termination of employment without Cause, or due to his or her death or Disability, or upon a resignation of employment for Good Reason (the “Put Right”), to require the Company or its designee to purchase shares of Common Stock underlying vested Restricted Stock Units granted pursuant to this Agreement or shares of Common Stock acquired upon settlement of Restricted Stock Units granted pursuant to this Agreement. In addition, subject to any applicable restrictions under the RBL Credit Facility, the Committee may grant the Participant a Put Right in other circumstances as it may determine in consultation with the Company’s Chief Executive Officer. The Put Right shall be exercisable by the Participant only by delivering an irrevocable and unconditional notice to the Company in the form attached as Exhibit A (a “Put Notice”). For purposes of this Agreement, “RBL Credit Facility” shall have the meaning set forth in the Plan of Reorganization, as may be amended or amended and restated from time to time, and shall include any future RBL Credit Facility that the Company may be party to.

(b)	Calculation of Purchase Price for Put Securities. The purchase price per share for the shares of Common Stock subject to a Put Right shall be an amount in cash equal to the Fair Market Value of such shares as of the date the Put Notice is given (which amount, in the case of shares underlying vested Restricted Stock Units, shall be reduced by the applicable Withheld Taxes). The Company shall determine the Fair Market Value of the shares as soon as practicable after the date such Put Notice is given (but in no event later than 30 calendar days thereafter) and shall notify the Participant in writing as soon as reasonably practicable when such Fair Market Value is determined.

(c)	Purchase Closing. The completion of any transaction of purchase and sale contemplated pursuant to Section 6 (a “Repurchase/Put Transaction”) will take place on the Repurchase/Put Closing Date subject to and in accordance with this Section 6(c). “Repurchase/Put Closing Date” means (i) the later of (A) 45 calendar days after the delivery of the applicable Put Notice and (B) 20 calendar days after the purchase price for the applicable Shares is finally determined by the Company in accordance with this Agreement and the Plan, or (ii) such earlier or later date as the parties to the Repurchase/Put Transaction agree in writing; provided, however, that if all filings, notices and authorizations necessary to complete the Repurchase/Put Transaction have not been made, given or obtained by such date, then the Repurchase/Put Closing Date may be extended by the Company for up to 45 calendar days in order to make, give or obtain such necessary filings, notices and authorizations. Notwithstanding anything else contained herein, the acceptance of the aggregate purchase price for such shares subject to a Put Right pursuant to this Section 6(c) shall be deemed a representation and warranty by the Participant that: (1) the Participant has full right, title and interest in and to such shares; (2) the Participant has all necessary power and authority and has taken all necessary action to sell such shares as contemplated; (3) such shares are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such shares.

7.	[Restrictive Covenants. In consideration of the Restricted Stock Units granted pursuant to this Agreement, on or promptly following the date hereof, the Participant shall execute the Company’s standard restrictive covenant agreement (the “Restrictive Covenant Agreement”) containing restrictions relating to confidentiality, non-solicitation of employees, consultants and customers, and non-competition.][3]

8.	Miscellaneous Provisions

(a)	Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

(b)	Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units.

3 For participants with change of control agreements.

(c)	Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause or Good Reason.

(e)	Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement, including the MIP Term Sheet.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(l)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 8(e).

(n)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan, this Agreement [and the Restrictive Covenant Agreement][4]. The Participant has read and understands the terms and provisions of the Plan, this Agreement and the Restrictive Covenant Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

4 For participants with change of control agreements.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT	AMPLIFY ENERGY CORP.

Name:	By:
Date:	Title:
Date:

[Signature Page – Restricted Stock Unit Award Agreement]

EXHIBIT A

TO: AMPLIFY ENERGY CORP.

The undersigned, [Participant], is exercising his or her Put Right pursuant to Section 6 of the Restricted Stock Unit Award Agreement to which this Exhibit A is attached (the “Agreement”). The undersigned acknowledges that this Put Notice is irrevocable and binding upon the undersigned and that any resulting Repurchase/Put Transaction will take place on and subject to the terms of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Date: ___________________________ , _________

[PARTICIPANT]

By:

Name:

Title:

Address:

[Put Right Notice for Restricted Stock Unit Award Agreement]